SCHEDULE 14A INFORMATION

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Insituform Technologies, Inc.

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INSITUFORM TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on April 21, 2010

TO THE OWNERS OF COMMON STOCK OF INSITUFORM TECHNOLOGIES, INC.:

You are invited to attend Insituform Technologies, Inc.’s 2010 Annual Meeting of Stockholders. The meeting will be held on Wednesday, April 21, 2010, at 8:30 a.m. local time at Jumeirah Essex House, 160 Central Park South, New York, New York 10019.

The purposes of this year’s meeting are:

(1)	to elect eight directors,

(2)	to approve the amendment to the Insituform Technologies, Inc. Restated Certificate of Incorporation to increase the authorized shares of common stock of the Company,

(3)	to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2010, and

(4)	to transact any other business that may properly come before the meeting or any adjournment(s) of the meeting.

The Board of Directors set March 1, 2010 as the record date for the meeting. This means that if you were an owner of our common stock at the close of business on that date, you are entitled to receive this notice of the meeting and vote at the meeting and any adjournment(s) of the meeting.

Whether or not you expect to attend the meeting, please vote by following the instructions on the enclosed proxy card to vote by telephone or Internet, or by marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 21, 2010:

Our Proxy Statement and 2009 Annual Report are available at

http://www.amstock.com/proxyservices/viewmaterials.asp.

By Order of the Board of Directors,

David F. Morris
Secretary

Chesterfield, Missouri

March [19], 2010

PROXY STATEMENT

Insituform Technologies, Inc.’s Board of Directors is mailing this proxy statement and the proxy card to you to solicit proxies on its behalf to be voted at our 2010 Annual Meeting of Stockholders, and at any adjournment(s) of the meeting. This proxy statement and the proxy card were first mailed on March [19], 2010. The meeting will be held on Wednesday, April 21, 2010 at 8:30 a.m. local time at Jumeirah Essex House, 160 Central Park South, New York, New York 10019, for the purposes listed in the accompanying notice.

We will bear all costs relating to the solicitation of proxies. Proxies may be solicited by our officers, directors and regular employees personally, by mail or by telephone. We may pay brokers and other persons holding shares of stock in their names, or the names of their nominees, for reasonable expenses incurred in sending soliciting material to their principals.

Our executive office is located at 17988 Edison Avenue, Chesterfield, Missouri 63005.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 21, 2010:

Our Proxy Statement and 2009 Annual Report are available at

http://www.amstock.com/proxyservices/viewmaterials.asp.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Who may vote?

You may vote if you owned shares of our common stock at the close of business on March 1, 2010, the record date for our 2010 Annual Meeting of Stockholders. You are entitled to one vote for each share you owned on that date for each director to be elected and on each other matter presented at the meeting. As of March 1, 2010, we had [                    ] shares of common stock, $.01 par value, outstanding. We have no class or series of voting stock outstanding other than our common stock.

A list of stockholders entitled to vote at the meeting will be available for examination at our executive office located at 17988 Edison Avenue, Chesterfield, Missouri 63005 for ten days before the Annual Meeting and at the Annual Meeting.

What am I voting on?

•	First, you are voting to elect eight directors. Each director, if elected, will serve a term of one year or until his or her successor has been elected and qualified.

Our Board of Directors recommends a vote “FOR” the election of each of our nominees for director.

•

Second, you are voting to approve the amendment to the Insituform Technologies, Inc. Restated Certificate of Incorporation to increase the authorized shares of our common stock, $.01 par value, to 125,000,000.

Our Board of Directors recommends a vote “FOR” the approval of the Amendment to the Insituform Technologies, Inc. Restated Certificate of Incorporation.

•	Third, you are voting to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2010.

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2010.

•	In addition, you may vote on other business, if it properly comes before the meeting, or any adjournment(s) of the meeting.

How do I vote?

•	By Telephone or Internet: You can vote by telephone or Internet by following the instructions included on the enclosed proxy card.

•

By Written Proxy: You can vote by written proxy by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you sign and return the enclosed proxy card, the shares represented by the proxy will be voted in accordance with the terms of the proxy, unless you subsequently revoke your proxy.

•	In Person: If you are a record stockholder, you can vote in person at the meeting.

What is the difference between a record stockholder and a stockholder who holds shares in street name?

•	If your shares are registered in your name, you are a record stockholder.

•	If your shares are in the name of your broker or bank, your shares are held in street name.

How many votes are required to elect directors?

Directors are elected by a majority vote. That means that for a director to be elected, the number of shares voted “for” a director must exceed the aggregate number of votes withheld from that director. A summary of our majority voting standard appears on page [__] of this Proxy Statement under “Corporate Governance – Board Meetings and Committees – Corporate Governance and Nominating Committee.”

How many votes are needed to approve the Amendment to the Insituform Technologies, Inc. Restated Certificate of Incorporation?

Approval of the Amendment to the Insituform Technologies, Inc. Restated Certificate of Incorporation requires the affirmative vote of a majority of the shares of our outstanding common stock.

How many votes are required to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2010?

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2010 requires the affirmative vote of a majority of the shares of our common stock entitled to vote on the proposal.

What if other matters are voted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the enclosed proxy card will have the discretion to vote on those matters for you. At the date we mailed this Proxy Statement, our Board of Directors did not know of any other matter to be raised at the Annual Meeting.

What does it mean if I receive more than one proxy card?

If you hold your shares in more than one account, you will receive a proxy card for each account. To ensure that all of your shares are voted, please vote by telephone or Internet or complete, sign, date and return a proxy card for each account in the postage-paid envelope provided.

Can I revoke my proxy?

Yes. You can revoke your proxy by:

•	writing to the attention of our corporate Secretary at the address of our executive office prior to the date of the Annual Meeting,

•	delivering a later-dated proxy card prior to or at the Annual Meeting, or

•	voting in person at the Annual Meeting.

What is the record date and what does it mean?

The record date for the 2010 Annual Meeting of Stockholders is March 1, 2010. The record date is set by our Board of Directors, as required by Delaware law. Record stockholders at the close of business on the record date are entitled to:

•	receive notice of the meeting, and

•	vote at the meeting, or at any adjournment(s) of the meeting.

What if I do not specify my vote when I return my proxy?

You should specify your choice for each proposal on the enclosed proxy card. If no specific instructions are given, proxies that are signed and returned will be voted “FOR” the election of the director nominees named in this Proxy Statement, “FOR” the approval of the amendment to the Insituform Technologies, Inc. Restated Certificate of Incorporation and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2010.

How are broker non-votes and abstentions counted?

Broker “non-votes” will not be counted as present for the purpose of determining the presence of a quorum unless these shares are voted on another matter presented at the Annual Meeting. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee:

•	has not received voting instructions on a particular matter from the beneficial owner or persons entitled to vote, and

•	does not have discretionary voting power on the matter.

Brokers are subject to New York Stock Exchange (“NYSE”) rules. The NYSE rules direct that, if you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instruction. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”). Broker non-votes are deemed to be shares entitled to vote on such matters. Broker non-votes will not be considered as either a vote cast for or withheld from a director nominee and thus will have no effect on the vote for director nominees. Because Proposals 2 and 3 require a majority vote of the shares entitled to vote on the proposal, a broker non-vote will have the effect of a vote against the proposal.

Under recent changes to the NYSE rules, the election of directors is no longer considered a discretionary item. This means that brokers who have not been furnished voting instructions from their clients will not be authorized to vote in their discretion on the election of directors. We urge you to provide voting instructions to your broker so that your votes may be counted.

Abstentions will be counted as present for the purpose of determining the presence of a quorum for transacting business at the Annual Meeting. The stockholder has no ability to abstain in the election of directors. Because Proposals 2 and 3 require a majority vote of the shares entitled to vote on the proposal, an abstention will have the effect of a vote against the proposal.

How many votes must be present to conduct business at the 2010 Annual Meeting?

Our Amended and Restated By-Laws require that a quorum must be present to conduct business at the Annual Meeting. To constitute a quorum, a majority of the outstanding shares of our common stock must be represented, in person or by proxy at the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

At our 2010 Annual Meeting, stockholders will elect eight directors, each to serve a term of one year or until his or her successor is elected and qualified. Our Board of Directors is not divided into classes of directors, meaning all of our directors are voted on every year at our annual meeting. Unless otherwise instructed on the proxy card, each of the persons named on the accompanying proxy card intends to vote the shares represented thereby in favor of the eight nominees listed under “Certain Information Concerning Director Nominees” below. In no event may the persons named on the accompanying proxy card vote the shares for a number of persons greater than the eight nominees named herein.

Each director nominee named below is presently serving as a director of our Company. All nominees have consented to being named in this Proxy Statement and to serve if elected. If, however, any nominee should become unable or unwilling to serve, the persons named on the accompanying proxy card will vote the shares represented by the proxy for another person duly nominated by our Board, based on the recommendation of our Corporate Governance & Nominating Committee, to stand for election in the nominee’s place, or, if no other person is so nominated, to vote the shares only for the remaining nominees.

Certain Information Concerning Director Nominees

Certain information concerning the nominees for election as directors is set forth below. This information was furnished to us by the nominees. No family relationship exists between any of our directors or executive officers.

J. JOSEPH BURGESS	Director since 2008
Age 51

Mr. Burgess has been our President and Chief Executive Officer since April 14, 2008. Mr. Burgess previously served as the President and Chief Executive Officer of Veolia Water North America (a leading provider of water and wastewater services to municipal, federal and industrial customers) from 2005 until joining our Company in 2008. Prior to that, he was the Chief Operating Officer of Veolia Water North America from 2003 to 2005 and its Vice President and General Manager for the Northeast business center from 2002 to 2003. Previously, he was the Executive Vice President for Water Systems Operations for Ogden Projects (later renamed Covanta Water; a subsidiary of Ogden Corporation that specialized in waste-to-energy projects for municipalities) from 1998 to 2003.

Member of our Strategic Planning Committee.

STEPHEN P. CORTINOVIS	Director since 1997
Age 60

Mr. Cortinovis has been a co-owner of Lasco Foods, Inc. (a food services industry manufacturer and distributor) since 2005. He was a partner in Bridley Capital Partners (a private equity firm) from 2001 until 2007. Previously, he was President—Europe of Emerson Electric Co. from 1995 until 2001 and held various other executive positions at Emerson Electric from 1977 to 1995. Mr. Cortinovis also serves on the Boards of Directors of Plexus Corp. and Lasco Foods, Inc.

Chair of our Corporate Governance & Nominating Committee and member of our Strategic Planning Committee.

STEPHANIE A. CUSKLEY	Director since 2005
Age 49

Ms. Cuskley has served as the Chief Executive Officer of NPower (a nonprofit information technology services network) and as the Executive Director of NPower NY (an affiliated organization of NPower) since January 2009. Previously, she was a Managing Director in the Investment Banking Division of JPMorgan Securities from 2003 until 2005. From 2001 until 2003 she was Managing Director and Project Manager— LeadershipMorganChase of JPMorgan Chase. Ms. Cuskley also serves on the Board of Directors of Avantair, Inc.

Chair of our Audit Committee and member of our Compensation Committee.

JOHN P. DUBINSKY	Director since 2002
Age 66

Mr. Dubinsky has been the President and Chief Executive Officer of Westmoreland Associates, LLC (a financial consulting company) since before 2001. He was the President and Chief Executive Officer of CORTEX (a public purpose non-profit established to buy property for the development of a biotechnology corridor in the St. Louis, Missouri area) from 2003 to 2009 and has served as its Chairman since 2009. Mr. Dubinsky also serves as the Chairman of Stifel Bank and Trust and of the St. Louis Public Library Foundation, on the Boards of Directors of BJC HealthCare, Stifel Financial Corp., Washington University in St. Louis and the St. Louis Public Library and as a trustee for Barnes-Jewish Hospital in St. Louis. Mr. Dubinsky also previously served as a director of Accentia Biopharmaceuticals until 2008.

Chair of our Strategic Planning Committee and member of our Compensation Committee and our Audit Committee.

CHARLES R. GORDON	Director since 2009
Age 52

Mr. Gordon has served as the President and Chief Executive Officer of Siemens Water Technologies (a business unit of Siemens AG, a world leader in products, systems and services for water and wastewater treatment for industrial, institutional and municipal customers) since 2008. Previously, Mr. Gordon served as Executive Vice President of the Siemens Water & Wastewater Systems Group from 2005 to 2008 and as Executive Vice President of the Siemens Water & Wastewater Services and Products Group from 2003 to 2005. His past experience also includes various management positions with US Filter Corporation and Arrowhead Industrial Water, prior to the acquisition of US Filter Corporation by the Siemens family of companies in 2004. Mr. Gordon also serves on the boards of directors of the Siemens Foundation and The Regional Learning Center based in Cranberry Township, Pennsylvania.

Member of our Corporate Governance & Nominating Committee and Strategic Planning Committee.

JUANITA H. HINSHAW	Director since 2000
Age 65

Ms. Hinshaw has been the President and Chief Executive Officer of H & H Advisers (a financial advisory company) since 2005. Previously, she was the Senior Vice President and Chief Financial Officer of Graybar Electric Company, Inc. (an electrical and communications distributor). Ms. Hinshaw also serves on the Boards of Directors of Synergetics USA, Inc. and The Williams Company, Inc.

Chair of our Compensation Committee and member of our Audit Committee.

M. RICHARD SMITH	Director since 2009
Age 62

Mr. Smith has served as a consultant to and member of the Board of Directors of Sithe Global Power, LLC (an international power development company) since 2008. He has also served as the Chairman of the Board of Evergreen Energy Inc. (a coal technology and environmental solutions company) since 2009. Previously, Mr. Smith served as the Senior Vice President of Bechtel Corporation (a provider of engineering, construction and project management services in the energy, transportation, communications, mining and oil and gas industries) and President of its Fossil Power business unit from October 2005 until his retirement in December 2007. Mr. Smith also previously served as the Chief Executive Officer of Intergen NV (a global power generation firm) and in various management positions at affiliated Bechtel companies and at PG&E Corporation.

Member of our Corporate Governance & Nominating Committee and Strategic Planning Committee.

ALFRED L. WOODS	Director since 1997
Age 66

Chairman of the Board since 2003. Mr. Woods served as our Interim Chief Executive Officer from August 13, 2007 through April 14, 2008. He has been the President of Woods Group, LLC (a management consulting company) since before 2001. Prior thereto, Mr. Woods served in executive positions, including Chairman and Chief Executive Officer, at a number of public and private companies. Mr. Woods also serves on the Boards of Directors of Clutchmobile, Inc. and the Williamsburg Community Foundation, a not-for-profit organization.

Ex officio member of all standing Board Committees.

Vote Required for the Election of Directors

On January 31, 2009, our Board of Directors amended our Amended and Restated By-Laws to provide that for a nominee for director to be elected in an uncontested election, the number of shares voted “for” such director must exceed the aggregate number of votes withheld from that director. In connection with the amendment of our Amended and Restated By-Laws, our Board also amended our Corporate Governance Guidelines on that date to provide that director nominees annually submit a contingent resignation in writing to the Chairman of the Corporate Governance & Nominating Committee to address majority voting in director elections. This resignation becomes effective only if the director nominee fails to receive a sufficient number of votes for re-election at the Annual Meeting and our Board accepts the resignation. Our Corporate Governance & Nominating Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. A director who tenders his or her resignation under this policy will not participate in the Corporate Governance & Nominating Committee’s consideration of its recommendation, if a member thereof, or in the Board’s decision, on whether to accept or reject the resignation or take such other actions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION

OF THE EIGHT NOMINEES NAMED HEREIN AS DIRECTORS.

CORPORATE GOVERNANCE

Independent Directors

Based on the findings of our Board’s Corporate Governance & Nominating Committee, our Board has determined that the following directors are “independent directors” as defined by the rules applicable to companies listed on The Nasdaq Global Select Market:

Stephen P. Cortinovis	Juanita H. Hinshaw
Stephanie A. Cuskley	M. Richard Smith
John P. Dubinsky	Alfred L. Woods
Charles R. Gordon

From August 13, 2007 through April 14, 2008, Alfred L. Woods, our Chairman of the Board, served as our Interim Chief Executive Officer. Mr. Woods’ service as our Interim Chief Executive Officer concluded upon the appointment of J. Joseph Burgess as our President and Chief Executive Officer on April 14, 2008. Under Nasdaq rules, Mr. Woods’ service as an interim executive officer of our Company, and the receipt of compensation for such service, does not disqualify Mr. Woods from his status as an independent director after his service as interim chief executive officer ended. Following the conclusion of his service as our Interim Chief Executive Officer, our Board reviewed Mr. Woods’ independence. Our Board determined that such prior service would not interfere with Mr. Woods’ exercise of independent judgment in carrying out his responsibilities as our Chairman, and therefore, did not impair his independence. Other than Mr. Woods, none of our independent directors have had any personal, financial or business relationships with us either currently or during the three-year period ended December 31, 2009.

Our independent directors meet in executive session, without management, as appropriate.

Board Leadership Structure

Our Chairman of the Board position is a non-executive position. Our Board separated the positions of Chairman of the Board and Chief Executive Officer in July 2003. Alfred L. Woods has served as our Chairman since July 2003.

Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. Our Board believes that having separate positions, with an independent non-executive director serving as Chairman, is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.

Our Chairman is responsible for the smooth functioning of our Board, enhancing its effectiveness. Our Chairman guides the processes of our Board, setting the agenda for, and presiding at, Board meetings. Our Chairman also presides at stockholder meetings and ensures that directors receive appropriate information from our Company to fulfill their responsibilities.

Our Chairman is an ex officio member of each standing Board committee, providing guidance and, like all directors, taking an active role in evaluating our executive officers.

Our Chairman acts as a regular liaison between our Board and our executive management, consulting regularly with our executives over business matters and providing our executives with immediate consultation and advice on material business decisions that require prompt reflection or policy interpretation.

Pursuant to our Board’s delegation of authority policy, certain approval authorizations have been delegated to our Chairman. Any approvals made by the Chairman are then reported to our full Board at its next regularly scheduled meeting.

Role of Board in Risk Oversight

Our Board of Directors has responsibility for the oversight of risk management. Our Board, either as a whole or through its Committees, regularly discusses with management our major risk exposures, their potential impact on our Company and the steps we take to manage them.

While our Board is ultimately responsible for risk oversight at our Company, our Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, our Strategic Planning Committee reviews and approves risk management programs. Our Audit Committee focuses on financial risk, including internal controls and receives an annual risk assessment report from our internal auditors. Our Corporate Governance & Nominating Committee focuses on the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers and corporate governance. Finally, our Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

Board Meetings and Committees

Board of Directors. During 2009, our Board of Directors held eight meetings and acted seven times by unanimous written consent. No director attended fewer than 75% of the aggregate number of Board meetings and Board Committee meetings on which the director served during 2009. Our Board has four standing Committees, an Audit Committee, a Compensation Committee, a Corporate Governance & Nominating Committee and a Strategic Planning Committee. The Board may also, from time to time, establish such other Committees as it may deem necessary.

Audit Committee. The members of our Board’s Audit Committee are Stephanie A. Cuskley (Chair), John P. Dubinsky and Juanita H. Hinshaw. Mmes. Cuskley and Hinshaw and Mr. Dubinsky are independent directors as defined by the rules applicable to companies listed on The Nasdaq Global Select Market.

The primary functions of the Audit Committee are to oversee (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) our independent auditors’ qualifications and independence and (d) the performance of our internal audit function and independent auditors. The Audit Committee also prepares the Report of the Audit Committee included in our Proxy Statement. The Audit Committee’s activities are intended to involve guidance and oversight and not to diminish the primary responsibility of management for our financial statements and internal controls. The Audit Committee’s responsibilities include:

•	the appointment, compensation, retention and termination of our independent auditors and of our internal auditors,

•	oversight of the work of independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us,

•	oversight of our internal auditors’ work (including the review of an annual risk assessment report),

•	review of the scope and results of our internal controls (including the assessment of financial risk),

•	approval of the professional services provided by our independent auditors, and

•	review of the independence of our independent auditors.

Audit Committee Financial Expert. Based on the findings of the Audit Committee, our Board has determined that the Audit Committee has two “audit committee financial experts,” as defined in the rules promulgated by the Securities and Exchange Commission and as required of Nasdaq-listed companies. They are Mmes. Cuskley and Hinshaw.

During 2009, the Audit Committee held six meetings. Our Board has adopted a written charter for the Audit Committee.

Compensation Committee. The members of our Board’s Compensation Committee are Juanita H. Hinshaw (Chair), Stephanie A. Cuskley and John P. Dubinsky. Mmes. Hinshaw and Cuskley and Mr. Dubinsky are independent directors as defined by the rules applicable to companies listed on The Nasdaq Global Select Market.

The Compensation Committee (a) determines the compensation level of our Chief Executive Officer and other executive officers, as well as certain other highly-compensated key employees, (b) reviews management’s Compensation Discussion and Analysis relating to our Company’s executive compensation programs and approves the inclusion of the same in our Proxy Statement and/or Annual Report on Form 10-K, (c) issues a report confirming the Compensation Committee’s review and approval of the Compensation Discussion and Analysis for inclusion in our Proxy Statement and/or Annual Report on Form 10-K, (d) administers, and makes recommendations with respect to, our incentive compensation plans and stock-based plans and (e) reviews and oversees risks arising from or in connection with our compensation policies and programs for all employees.

During 2009, the Compensation Committee held 13 meetings and acted once by unanimous written consent. Our Board has adopted a written charter for the Compensation Committee.

Compensation Committee Interlocks and Insider Participation. There were no compensation committee interlocks or insider participation on the part of the members of our Compensation Committee during 2009. The members of the Compensation Committee are set forth above under “Compensation Committee.”

Corporate Governance & Nominating Committee. The members of our Board’s Corporate Governance & Nominating Committee are Stephen P. Cortinovis (Chair), Charles R. Gordon and M. Richard Smith. Messrs. Cortinovis, Gordon and Smith are independent directors as defined by the rules applicable to companies listed on The Nasdaq Global Select Market.

The Corporate Governance & Nominating Committee (a) advises the Board on corporate governance principles, including developing and recommending to our Board a set of corporate governance guidelines, (b) identifies qualified individuals to recommend as potential Board members to our stockholders and (c) oversees risks associated with the organization, membership and structure of our Board, succession planning for our directors and executive officers and with corporate governance.

When identifying nominees to serve as director, our Corporate Governance & Nominating Committee considers candidates with diverse business and professional experience, skills, gender and ethnic background, as appropriate, in light of the current composition and needs of our Board. As part of its evaluation of a candidate’s business and professional experience, the Corporate Governance & Nominating Committee considers a variety of characteristics including, but not limited to: certain core competencies, including knowledge of accounting and finance, sound business judgment, knowledge of management trends, crisis response ability, industry knowledge and strategy and vision; experience in the industries in which we operate; independence; level of commitment; and considerations and personal characteristics. The Corporate Governance & Nominating Committee may engage a third party to assist it in identifying potential director nominees. The Corporate Governance & Nominating Committee assesses the effectiveness of this practice annually in connection with the nomination of directors for election at the annual meeting of stockholders.

The composition of our current Board reflects diversity in business and professional experience, skills, gender and ethnic background. When considering whether our current directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our Company’s business and structure, our Corporate Governance & Nominating Committee and Board focused primarily on the information discussed in each of the directors’ individual biographies set forth on pages [5] through [8]. In particular:

•	With regard to Mr. Cortinovis, our Board considered his strong background in the global manufacturing and technology sector, as well as his expertise with large multinational corporations.

•	With regard to Ms. Cuskley, our Board considered her strong financial and investment banking background, which makes her a valuable asset as Chair of the Audit Committee.

•	With regard to Ms. Hinshaw, our Board considered her global experience in finance and investments, financial planning and risk management.

•

With regard to Mr. Dubinsky, our Board considered his extensive expertise in the banking and financial services industries, including in executive positions at large public and private companies, as well as his strong technical and entrepreneurial experience in diverse fields.

•

With regard to Mr. Woods, our Board considered his extensive managerial expertise, including as Chairman or Chief Executive Officer at a number of public and private companies, and experience in financial operations, as well as his diverse industry experience and entrepreneurial know-how.

•

With regard Messrs. Gordon and Smith, our Board considered their strong industry-specific expertise in areas in which the Company has recently expanded its presence, specifically Mr. Gordon’s extensive experience in the water industry and Mr. Smith’s extensive experience in mining and oil and gas industries.

In addition, our Corporate Governance & Nominating Committee has actively sought directors that allow our Board to benefit from potentially different perspectives arising from gender and ethnic diversity on the Board.

Stockholders also may make nominations for directors. Stockholders wishing to propose nominees for consideration at our 2011 Annual Meeting of Stockholders must comply with the provisions of our Amended and Restated By-Laws dealing with nominations. For a discussion of the nominating procedures, see “Stockholder Proposals” in this Proxy Statement. All director candidates, including those recommended by stockholders, are evaluated on the same basis.

The Corporate Governance & Nominating Committee held seven meetings in 2009. Our Board has adopted a written charter for the Corporate Governance & Nominating Committee.

Strategic Planning Committee. The members of our Board’s Strategic Planning Committee are John P. Dubinsky (Chair), J. Joseph Burgess, Stephen P. Cortinovis, Charles R. Gordon and M. Richard Smith. Messrs. Dubinsky, Cortinovis, Gordon and Smith are independent directors as defined by the rules applicable to companies listed on The Nasdaq Global Select Market. The role of this Committee is to review and to make recommendations to the Board regarding our strategy and strategic planning process. The Strategic Planning Committee is also responsible for reviewing and making recommendations to our Board regarding our risk management programs.

The Strategic Planning Committee held 20 meetings in 2009. Our Board has adopted a written charter for the Strategic Planning Committee.

Corporate Governance Documents

Corporate Governance Guidelines. Based on the recommendation of the Corporate Governance & Nominating Committee, our Board has adopted a set of corporate governance guidelines. These corporate governance guidelines, which are subject to annual review by the Corporate Governance & Nominating Committee, provide a framework within which our Board and executive officers fulfill their respective responsibilities and reflect our Board’s commitment to monitor the effectiveness of decision-making both at the Board and senior executive management level.

Board Committee Charters. As described above, the Board has adopted a charter for each of its standing Committees, the Audit, Compensation, Corporate Governance & Nominating and Strategic Planning Committees.

Code of Ethics for our CEO, CFO and Senior Financial Employees. Our Audit Committee has adopted a written code of ethics that applies to our Chief Executive Officer, our Chief Financial Officer and senior financial employees. The purposes of the code of ethics, among other things, are to deter wrongdoing, to promote ethical conduct and to ensure that information that we provide in our public reports, including those filed with the Securities and Exchange Commission, is full, fair, accurate, timely and understandable.

Code of Conduct. In addition, based on the recommendation of the Corporate Governance & Nominating Committee, our Board has adopted a code of conduct that applies to all of our employees, including our officers, and our directors.

Availability of Corporate Governance Documents. Each of our corporate governance guidelines, Board committee charters, code of ethics and code of conduct are available, free of charge, on our website, www.insituform.com, under “Investors – Corporate Governance.” We also will provide these documents, free of charge, to any stockholder who requests them by writing to the following address:

Investor Relations

c/o Insituform Technologies, Inc.

17988 Edison Avenue

Chesterfield, Missouri 63005

If we amend our code of ethics or grant a waiver of our code of ethics to any of our officers or directors, we will disclose the amendment or waiver on our website.

REPORT OF THE AUDIT COMMITTEE

The Board’s Audit Committee operates under a written charter, which was adopted by our Board of Directors. A copy of this charter is available, free of charge, on our website, www.insituform.com. The Audit Committee consists of three independent directors: Stephanie A. Cuskley (Chair), Juanita H. Hinshaw and John P. Dubinsky.

The Audit Committee reviewed and discussed our audited consolidated financial statements for 2009 with our management. In addition, the Audit Committee discussed with our independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight board in Rule 3200T, which include the following:

•	PricewaterhouseCoopers LLP’s responsibility under generally accepted auditing standards,

•	significant accounting policies,

•	management judgments and accounting estimates,

•	audit adjustments that individually or in the aggregate could have a significant effect on our financial reporting process,

•	PricewaterhouseCoopers LLP’s judgments about the quality of our accounting principles,

•	other information in documents containing audited financial statements,

•

disagreements with our management, including the application of accounting principles, scope of audit, disclosures to be included in our financial statements and the wording of PricewaterhouseCoopers LLP’s report,

•	consultation with other accountants by management,

•	major issues discussed with our management by PricewaterhouseCoopers LLP, and

•	difficulties encountered in performing the audit.

The Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence. Based upon the above reviews and discussions, the Audit Committee recommended to the Board that our audited consolidated financial statements for 2009 be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The Board and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules that govern audit committee composition, including the requirement that all audit committee members are “independent” directors, as that term is defined in the listing standards of The Nasdaq Stock Market LLC.

Based on the findings of the Audit Committee, our Board has determined that the Audit Committee has two “audit committee financial experts,” as defined in the rules promulgated by the Securities and Exchange Commission, and as required of Nasdaq-listed companies. They are Stephanie A. Cuskley and Juanita H. Hinshaw.

Stephanie A. Cuskley, Chair          Juanita H. Hinshaw

John P. Dubinsky

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference into any such filings.

DIRECTOR COMPENSATION

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2009:

Name	Year	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Stephen P. Cortinovis	2009	$56,000		$85,000	—	—	—	—	$141,000
Stephanie A. Cuskley	2009	64,500		85,000	—	—	—	—	149,500
John P. Dubinsky	2009	69,000		85,000	—	—	—	—	154,000
Charles R. Gordon	2009	25,000		85,000	—	—	—	—	110,000
Juanita H. Hinshaw	2009	69,000		85,000	—	—	—	—	154,000
M. Richard Smith	2009	—	(4)	85,000	—	—	—	—	85,000
Alfred L. Woods	2009	109,000		147,000	—	—	—	—	256,000

(1)	Includes fees for service on Board Committees.
(2)	Represents the amount of the full award date fair value for financial reporting purposes, with respect to deferred stock units awarded on April 22, 2009, in the following amounts: 5,231 to each of Messrs. Cortinovis and Dubinsky and Mmes. Cuskley and Hinshaw and 9,046 to Mr. Woods. Also includes awards of 5,456 deferred stock units to Mr. Gordon on July 8, 2009 and 3,575 deferred stock units to Mr. Smith on December 15, 2009 in connection with their appointments to the Board. Please refer to Note 7, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, filed on [ , 2010], for a discussion regarding the valuation of our stock awards. The aggregate number of stock awards outstanding at December 31, 2009, was as follows: Mr. Cortinovis, 25,905; Ms. Cuskley, 15,980; Mr. Dubinsky, 22,305; Mr. Gordon, 5,456; Ms. Hinshaw, 25,905; Mr. Smith, 3,575; and Mr. Woods, 48,248.
(3)	No stock options were granted in 2009. The aggregate number of option awards outstanding at December 31, 2009, was as follows: Mr. Cortinovis, 22,500; Mr. Dubinsky, 15,000; Ms. Hinshaw, 22,500; and Mr. Woods, 22,500. Ms. Cuskley had not previously received an option award, and Messrs. Gordon and Smith did not serve as directors prior to 2009.
(4)	Mr. Smith was appointed as a director on December 15, 2009. He did not receive any fees for his services as a director during 2009.

Additional Information About Director Compensation

Each non-employee director, other than our Chairman, is compensated at a rate of $32,000 per year, plus reimbursement of related business travel expenses. Directors are not paid meeting fees. Mr. Woods, our Chairman, is compensated at a rate of $109,000 per year, plus reimbursement of related business travel expenses.

Non-employee directors other than Mr. Woods receive additional annual compensation for serving on Board committees as follows:

Board Committee	Chair Compensation	Member Compensation

Audit Committee	$19,000	$13,000
Compensation Committee	15,000	9,000
Corporate Governance & Nominating Committee	15,000	9,000
Strategic Planning Committee	15,000	9,000

Non-employee directors also are eligible to receive grants of stock options and/or awards of deferred stock units under our 2006 Non-Employee Director Equity Incentive Plan from time to time. During 2009, our non-employee directors (other than our Chairman) received awards of deferred stock units having a value of $85,000, and our Chairman received an award of deferred stock units having a value of $147,000. Each award was based on the closing price of our common stock on the Nasdaq Global Select Market on the date of the award. Awards of deferred stock units were made in 2009 to our non-employee directors in the following amounts: 5,231 to each of Messrs. Cortinovis and Dubinsky and Mmes. Cuskley and Hinshaw; 5,456 to Mr Gordon; 3,575 to Mr. Smith; and 9,046 to Mr. Woods. Each deferred stock unit represents our obligation to transfer one share of our common stock to the director in the future, and is fully vested at award. Following termination of the director’s service on our Board or on any other distribution date as the director may elect, shares of our common stock equal to the number of deferred stock units reflected in the director’s account will be distributed to the director. Our directors did not receive any options to purchase shares of our common stock in 2009.

Stock Ownership Policy with Respect to Non-Employee Directors

We have a policy with respect to required levels of stock ownership for our non-employee directors. This policy, originally adopted by our Board on July 25, 2006, was recently amended and restated by our Board to ensure that the required stock ownership of our directors is proportional to the price of our common stock as well as our directors’ compensation for service on our Board. Under the policy, each current non-employee director is required to beneficially own (and retain thereafter) the greater of (a) 10,000 shares of our common stock and (b) the number of shares of our common stock having a value equal to five times the amount of the non-employee director’s annual cash retainer, excluding any cash retainer paid for service on a Committee of the Board (where the number of shares is determined by dividing such value by the average closing price of our common stock for the ten trading days prior to December 31); provided, however, that for the Chairman, the amount of the annual cash retainer shall be the amount attributed to our other non-employee directors. The required ownership amount is recalculated annually as of January 1, based on the director’s annual cash retainer as of December 31 of the immediately preceding year. Each non-employee director who is or was elected or appointed after the date of the original policy shall be required to beneficially own (and retain thereafter) the requisite number of shares of our common stock no later than the third anniversary of his or her election or appointment.

As of January 1, 2010, the required ownership of each of our non-employee directors was as follows:

Non-Employee Director	Date Subject to Policy	Retainer Multiple	10-Day Average Closing Price	Required Share Ownership as of January 1, 2010

Stephen P. Cortinovis	July 25, 2006	$160,000	$22.68	7,054
Stephanie A. Cuskley	July 25, 2006	160,000	22.68	7,054
John P. Dubinsky	July 25, 2006	160,000	22.68	7,054
Charles R. Gordon	July 8, 2009	160,000	22.68	7,054
Juanita H. Hinshaw	July 25, 2006	160,000	22.68	7,054
M. Richard Smith	December 15, 2009	160,000	22.68	7,054
Alfred L. Woods	July 25, 2006	160,000	22.68	7,054

As of January 1, 2010, each non-employee director (other than Messrs. Gordon and Smith) was in compliance with the stock ownership requirements of this policy. Messrs. Gordon and Smith will have until July 8, 2012 and December 15, 2012, respectively, to fulfill their stock ownership requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Executive Compensation Program

Our Compensation Committee is responsible for establishing our compensation philosophy and ensuring that the total compensation paid to our executive officers and certain other high-level employees is fair, reasonable and competitive. The Committee makes recommendations to our Board regarding the adoption, amendment and rescission of our equity-based incentive compensation plans and administers our employee equity-incentive plans and the long-term incentive plans for executive officers.

In making compensation determinations for our executive officers, the Committee periodically reviews our business goals and objectives, evaluates the performance of our executive officers in light of these goals and objectives and assesses our competitive position for executive talent against an established peer group of companies and other market data. With the assistance of an independent executive compensation advisor and the input of our Chief Executive Officer, the Committee also considers individual factors in setting executive compensation for each of our executive officers.

Throughout this Proxy Statement, each of the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2009, as well as the other individuals included in the Summary Compensation Table on page [31], are referred to as our “Named Officers.”

Compensation Philosophy and Objectives

Our Compensation Committee believes that the most effective compensation program is one that is designed to attract and retain top talent by providing a competitive and equitable compensation package, while aligning the interests of our executives with those of our stockholders. The Committee believes that the best way to achieve this alignment is by rewarding the achievement of specific annual, long-term and strategic goals, with the ultimate objective of increasing stockholder value. Direct compensation levels of our executive officers are generally established based on competitive benchmarking and performance factors, as well as executive specific factors, including experience, tenure with our Company, specific job duties and responsibilities and the achievement of individual performance goals. Our Committee also believes that our compensation program should be cost-effective, therefore, it considers the tax and accounting effects when determining the elements, structure and amounts of our executive officers’ total compensation packages.

In establishing individual executive compensation, the Committee strives to ensure that: (i) our executive compensation remains competitive relative to the compensation paid to similarly situated executives of our peer group; (ii) our executives are compensated based on each executive’s level of responsibility and contribution to our business goals; (iii) each executive’s compensation is linked with individual goals and objectives as well as the financial performance of the entire Company; and (iv) our compensation policies enhance our business interests by encouraging innovation on the part of our executives and other key employees balanced by appropriate levels of risk taking.

Executive Compensation Process

Role of the Compensation Committee. The Compensation Committee is responsible for determining the total compensation of our executive officers, including our Chief Executive Officer, as well as certain of our other high-level employees. In making compensation determinations for our executive officers, the Committee periodically reviews our goals and objectives relative to executive compensation, evaluates the performance of the executive officers in light of such goals and objectives and assesses our competitive position for executive compensation against an established peer group of companies and other market data. For executive officers other than our Chief Executive Officer, the Committee will review and consider recommendations of our Chief Executive Officer. The Committee also considers other factors, such as an executive’s experience, tenure with our Company and specific job duties in determining the appropriate compensation of an executive.

Role of Compensation Consultants. The Committee periodically engages executive compensation consultants to aid the Committee in its review of total compensation paid to individuals in positions similarly situated to those of our executives, including similar positions at our peer group companies. The data the Committee reviews may include base salary, annual bonus or incentive cash payments and long-term incentive components of pay or certain survey market data where peer data for a like position is not available. In 2009, the Compensation Committee engaged Watson Wyatt Worldwide to review our peer group data. The Compensation Committee believes that Watson Wyatt provided objective advice to the Compensation Committee. The compensation consultant performed executive compensation services only at the request of the Compensation Committee and did not perform any services for management.

Role of the Chief Executive Officer in Compensation Decisions. Our Chief Executive Officer annually reviews the performance of each other executive officer and makes recommendations to the Compensation Committee regarding the specific compensation levels of those executives. Our Chief Executive Officer and executive management then typically work together to develop performance target recommendations for presentation to and consideration by the Committee in connection with incentive compensation determinations. In addition, executive management also recommends the incentive compensation plans for review and consideration by the Committee.

Benchmarking Target Executive Compensation

In making decisions regarding the target total compensation of our executive officers, our Compensation Committee reviews information provided by management and/or outside compensation consultants and considers, among other factors as discussed above, the relative compensation of similarly-situated employees of our peer group of companies. In selecting a peer group, our Compensation Committee reviews companies that the Committee believes, based on certain data and recommendations of a compensation consultant, most appropriately represent our Company. The Committee periodically reviews and updates our peer group as the Committee deems appropriate to ensure that it consists of companies that are in industries similar to ours and against which the Committee believes we compete for executive talent. In determining compensation levels for 2009, the Committee reviewed the relative compensation of similarly-situated executive officers at the following group of companies:

• American States Water Co.	• MasTec Inc.

• Chicago Bridge & Iron Co. NV	• Michael Baker Corp.

• Dycom Industries Inc.	• Perini Corp.

• ENGlobal Corp.	• Preformed Line Products Company

• Foster Wheeler Ltd.	• Quanta Services Inc.

• Granite Construction Inc.	• Sterling Construction Co. Inc.

• Kennametal Inc.	• Vectren Corp.

• Layne Christensen Co.

For 2010, the Committee determined that such peer group no longer accurately represents our Company, given our current size, recent acquisitions and broader industry reach. Accordingly, the Committee engaged Watson Wyatt Worldwide, an executive compensation consultant, to review the peer group used for historical executive pay analyses and provide recommendations for a peer group appropriate for our Company. After considering such recommendations, certain other market and other relevant information, the Committee determined that the following group of companies better represents our Company’s peer group:

• Dril-Quip, Inc.	• MasTec, Inc.

• Dycom Industries Inc.	• Matrix Service Company

• ENGlobal Corp.	• Michael Baker Corp.

• Global Industries, Ltd.	• Sterling Construction Co. Inc.

• Granite Construction Incorporated	• TEAM, Inc.

• Kennametal Inc.	• Tetra Tech, Inc.

• Layne Christensen Company	• Willbros Group, Inc.

For compensation paid to our executive officers, the Committee targets base salaries at the 50% range of peer group salaries for similarly-situated executives and total incentive compensation is targeted at 75% of the range of total incentive compensation at peer group companies. The Committee believes that total compensation should be targeted between the median and 75% levels and that base salaries establish the minimum compensation upon which an executive can rely. Actual incentive compensation, and therefore total compensation, can meet or fall short of the target based on the applicable performance requirements, thereby appropriately aligning the total compensation of our executives with the interests of our stockholders and the long-term growth of our Company.

As previously noted, the target compensation levels are only one factor in the Committee’s determination of executive compensation levels. Actual compensation levels for executive officers may be more or less than the targeted levels based upon other factors that the Compensation Committee may consider in its discretion, including the level of responsibility and duties of the executive, individual performance, tenure and experience.

Elements and Mix of Compensation

The principal elements of compensation for our Named Officers are:

•	base salary,

•	annual cash incentive compensation, and

•	long-term incentive compensation.

Base Salary. In determining the base salary of each Named Officer, our Compensation Committee considered, among other things, the level of responsibility and duties of the executive, individual performance, tenure and experience, as well as the applicable market data, as detailed above.

The Committee reviewed peer group and survey market data regarding the competitiveness of the base salaries provided to our executives in 2009. The Committee determined that the annual base salaries of our Named Officers for 2009 be adjusted as follows: the salary of J. Joseph Burgess, our President and Chief Executive Officer, was increased from $500,000 to $520,000; the salary of David A. Martin, our Senior Vice President and Chief Financial Officer, was increased from $275,000 to $286,000; the salary of David F. Morris, our Senior Vice President, General Counsel and Chief Administrative Officer, was increased from $325,000 to $338,000; and the salary of Holly S. Sharp, our Vice President of Human Resources and Environmental, Health and Safety, was increased from $190,000 to $210,000. Kenneth L. Young was appointed as our Vice President and Treasurer on April 13, 2009. Mr. Young’s annual base salary for 2009 was $210,000.

Annual Cash Incentive Compensation. We maintain a Management Annual Incentive Plan, as reviewed and approved by the Compensation Committee, pursuant to which our executive officers and other key employees are eligible to receive annual cash incentive awards. Each participant in the Management Annual Incentive Plan is assigned an incentive award goal that is expressed as a percentage of his or her base salary. The Committee believes that this annual cash incentive plan promotes our compensation philosophy by rewarding our executives and key employees for the achievement of short-term initiatives and advances our ultimate objective of improving stockholder value.

For 2009, the Committee assigned the following incentive award goals to the Named Officers:

Named Officer	Target % of Base Salary

J. Joseph Burgess	100%
David A. Martin	60
David F. Morris	60
Holly S. Sharp	40
Kenneth L. Young	40

In determining the incentive award goals for these executives, the Committee reviewed peer group data and other survey market data and trends and considered the mix of total compensation of individuals in positions similarly situated to our executives. Based on its review and analysis, the Committee determined that a significant portion of the total cash compensation of our executives should be tied to our Company’s operating results, whereby the incentive award goals are “mid-point” targets, and the executives’ cash compensation could be higher or lower than the award goals. For 2009, Messrs. Burgess, Morris and Martin and Ms. Sharp were participants under our 2006 Executive Performance Plan. The Committee determined, in accordance with such plan (which qualifies awards as “performance-based under Section 162(m) of the Internal Revenue Code – See “Section 162(m) Performance-Based Compensation” below), that the maximum amount of annual cash incentive award that could be received was equal to twice each such executive’s award goal. Mr. Young was not a participant under the 2006 Executive Performance Plan in 2009.

The Management Annual Incentive Plan includes not only Company performance requirements, but also individual participant performance requirements. For 2009, the funding of the Plan for the Named Officers was based on the achievement of a minimum consolidated Company net income target, subject to adjustment in accordance with the plan. The 2009 Plan provided that if our actual net income exceeded the target, the funding pool would be increased by one-third of the amount by which our actual net income exceeded the target. The Plan also provided for reduced funding of the pool if the target net income was not achieved, but our actual net income exceeded 75% of the target (where no funding would occur if less than 75% of the net income target was achieved; provided, however, that a minimum amount of $700,000 would be available for discretionary awards for extraordinary performance by individual participants as may be determined by our Chief Executive Officer at the end of the Plan year).

To receive an award under the Plan, each Named Officer must achieve certain individual performance objectives established at the outset of the Plan year. These individual performance objectives are generally based on the Named Officer’s position, individual goals and the strategic objectives of our Company.

For purposes of the Plan, consolidated net income is determined from our audited financial statements for the year and is adjusted to exclude the following:

•	losses associated with the write-down of assets of a discontinued business operation or a business operation to be liquidated,

•	gains or losses on the sale of any subsidiary, business unit or division or their assets or business,

•	gains or losses on the disposition of material capital assets or the refinancing of indebtedness,

•	losses associated with the write-down of goodwill or other intangible assets due to impairment,

•	gains or losses from material property casualty events or condemnation awards;

•	other material income or loss, the realization of which is not directly attributable to current senior management,

•	any effect from a change in generally accepted accounting principles from those previously used, and

•	income taxes or benefits of any of the above;

All awards under the Management Annual Incentive Plan are at the discretion of our Board or Compensation Committee, and the plan may be modified, suspended or terminated at any time. In addition, our Compensation Committee has final authority regarding any adjustments to consolidated net income for the purposes of this Plan.

In determining the net income target for the Management Annual Incentive Plan for 2009, the Committee considered the recommendations of executive management regarding current industry and market conditions and projections based on management’s internal market analysis and various market surveys, our 2009 business plan as approved by our Board of Directors in December 2008 and prior year operating results. For 2009, the net income target for the Management Annual Incentive Plan was $30,259,000, subject to adjustment in accordance with the Plan. The Committee believed that the 2009 target was reasonably aggressive but reachable and set at a level that promoted our compensation objectives.

In accordance with the Management Annual Incentive Plan, the following bonus payments were made to the Named Officers for the 2009 plan year:

Named Officer	2009 AIP Payment

J. Joseph Burgess	$	[__________	]
David A. Martin		[__________	]
David F. Morris		[__________	]
Holly S. Sharp		[__________	]
Kenneth L. Young		[__________	]

In determining the amount of such bonus payments, the Committee reviewed our operating results for 2009 against the net income target, including any adjustments to net income as described above. [Additional disclosure regarding the how bonus payments were determined to be included following completion of our 2009 financial results.]

Long-Term Incentive Compensation. In order to align further the interests of our executives with those of our stockholders over the long-term, as opposed to the short-term focus of our Management Annual Incentive Plan, and to encourage the retention of our executives, the Committee provides certain long-term equity-based incentives to our executives and other key employees. In addition, due to their levels of responsibility and duties, the Committee included a long-term cash-based incentive compensation component of the total compensation for 2009 for Messrs. Burgess, Martin and Morris and Ms. Sharp under our 2006 Executive Performance Plan. Mr. Young was not a participant under the 2006 Executive Performance Plan in 2009. In determining the aggregate value of such executive’s long-term incentive compensation, the Committee targets values that are at 75% of the range of total long-term incentive compensation for similarly situated executives at our peer group companies. For Messrs. Burgess, Martin and Morris, more than 50% of their total annual compensation opportunity is paid in the form of long-term equity-based incentive compensation.

For 2009, the nominal values of the long-term incentive compensation for these executives were as follows:

Named Officer	Nominal Value of 2009 Total Long- Term Incentive Compensation

J. Joseph Burgess	$1,500,000
David A. Martin	580,000
David F. Morris	650,000
Holly S. Sharp	120,000
Kenneth L. Young	35,000

The Committee determined that the mix of the total long-term incentive compensation for Messrs. Burgess, Martin and Morris and Ms. Sharp for 2009 was 50% stock options, 35% restricted stock and 15% long-term incentive cash. Mr. Young joined our Company on April 13, 2009. In connection with his employment, Mr. Young was awarded restricted stock having a nominal value of $35,000.

Equity-Based Incentives. Through equity awards, the Committee provides our key employees an opportunity to benefit from increases in the market price of our common stock, encourages key employees to acquire an ownership interest in our Company and aligns their interests with those of our stockholders. The Compensation Committee generally makes all equity-based incentive awards during its regularly scheduled January meeting and limits mid-year grants to newly-hired or promoted employees. Due to certain pending corporate transactions and the timing of our release of our 2008 earnings, however, the Committee determined that it was appropriate to delay the annual equity grants for 2009 until after the public announcement of such transactions and the release of our 2008 earnings. The annual equity awards for 2009 were made by the Committee on March 2, 2009 after the public announcements of the transactions and our 2008 earnings.

On April 22, 2009, our stockholders approved our 2009 Employee Equity Incentive Plan, which provides for the granting of stock options, restricted stock, restricted stock units and other equity-based incentive awards to our key employees whose talents and special efforts are essential to the success of our Company. Upon approval by our stockholders, the 2009 plan replaced our 2006 Employee Equity Incentive Plan, which provided for similar equity-based incentive awards, and the 2006 plan terminated as of such date. The 2009 annual equity incentive awards made by the Committee to our key employees, including our Named Executives, were made prior to the approval by our stockholders of the 2009 Employee Equity Incentive Plan. These awards were, therefore, made under the 2006 Employee Equity Incentive Plan, which was approved by our stockholders in April 2006. All equity awards to key employees made after April 22, 2009 were made under our 2009 Employee Equity Incentive Plan.

Stock Options. The award of stock options to our executives and certain key employees represents the high-risk and potential high-return component of our long-term incentive compensation philosophy, as the potential value of a stock option can fall to zero if the price of our common stock is lower than the exercise price when the option expires. As detailed above, the number of stock options awarded to an executive is based primarily on the target dollar value of the amount of such executive’s long-term incentive compensation allocated to stock options. That target dollar value is translated into a number of shares based on the estimated economic value of the award, as determined using a binomial valuation. Stock options are granted at a price that is equal to the fair market value of a share of our common stock on the date of grant. Stock options granted to our key employees in the United States are granted as incentive stock options to the extent allowed under Section 422 of the Internal Revenue Code.

On March 2, 2009, the Compensation Committee granted stock options to our executive officers as follows:

Named Officer	Options Granted

J. Joseph Burgess	127,119
David A. Martin	49,153
David F. Morris	55,085
Holly S. Sharp	10,169

These options had an exercise price of $12.84, the closing price of our common stock on The Nasdaq Global Select Market on the date of grant. These options vest in one-third increments beginning on the first anniversary of the date of grant. Mr. Young did not receive any stock options in 2009.

All outstanding stock options vest immediately upon a “change in control” of our Company, as defined in the applicable stock option agreements.

Generally, our stock options terminate seven years after the date of grant. To the extent an option remains unexercised at the end of such seven-year period, the employee’s right to purchase shares pursuant to the option terminates. In addition, an option will terminate upon the occurrence of certain other events. Upon retirement, stock options terminate five years after the date of retirement, subject to the earlier expiration of the option in accordance with its seven-year term. If an employee is terminated without cause or terminates his employment voluntarily, options terminate the earlier of 90 days after the date of termination of employment or the expiration of the option term. If employment is terminated as a result of disability, the option will terminate the earlier of either 90 days or one year after the termination of employment, in accordance with the applicable agreement. In the event of the death of an employee (or if an employee dies during a period in which an option remains exercisable following a termination as described above), options remain exercisable for a period of one year following the employee’s death, subject to the earlier expiration of the option term. If employment is terminated for any other reason, options terminate immediately.

We do not back-date stock options or grant stock options or other equity awards retroactively. All options are granted with an exercise price equal to the closing price of our common stock on The Nasdaq Global Select Market on the date of grant.

Restricted Stock and Restricted Stock Units. The granting of restricted stock or restricted stock units is specifically targeted toward the retention of our executives and key employees. Our long-term equity-based incentives have enabled us to attract and retain key employees by encouraging their ownership in our common stock. The award of restricted stock or restricted stock units is also designed to assist executives in satisfying our Company’s ownership guidelines with respect to our common stock. As detailed above, the number of shares of restricted stock or restricted stock units awarded to an executive is based primarily on the target dollar value of the amount of such executive’s long-term incentive compensation allocated to restricted stock or restricted stock units. That target dollar value is translated into a number of shares of restricted stock or restricted stock units based on the estimated economic value of the award, taking into account the performance and service restrictions and the risk of forfeiture of the award, as determined based on the advice of the Compensation Committee’s independent compensation consultant.

In general, restricted stock awarded to our executive officers and all key employees contains both a performance restriction and a service restriction. The performance restriction requires the achievement of a consolidated net income target during a defined performance period, adjusted in accordance with the Management Annual Incentive Plan as discussed above. If 100% of the restricted stock performance target is not achieved, a lesser amount of restricted stock will be performance-vested based on a straight-line sliding scale, so long as we achieve at least 75% of the performance goal. The sliding scale is set such that the achievement of 75% of the performance goal will equal a forfeiture of 50% of the award and the failure to achieve 75% of performance goal will result in a forfeiture of the entire award.

The service restrictions on restricted stock and restricted stock unit awards lapse on the third anniversary of the date of award, unless the recipient is not an employee of our Company or any subsidiary on such date, and the awards remain subject to forfeiture until such time. There are certain instances in which service restrictions will lapse prior to such date, and the restricted stock or unit will vest, including immediately upon the occurrence of the recipient’s death, termination of employment as a result of disability or upon a change in control of our Company. In addition, if we terminate a recipient’s employment without cause, the restrictions will lapse and the restricted stock or unit will vest as to a percentage of the award determined by dividing the number of whole months of the recipient’s employment beginning on the date that is 18 months after the date of grant by 36. If a recipient retires from our Company after the age of 55 and at least 10 years of full-time service, the restrictions will lapse, and the restricted stock will vest as to a percentage of the award determined by dividing the number of months of his or her employment since the date of the award by 36. If a recipient is terminated for cause or voluntarily terminates his employment prior to the third anniversary of the date of award, the entire performance-vested award is forfeited.

On March 2, 2009, the Compensation Committee awarded restricted stock to our Named Officers as follows:

Named Officer	Restricted Stock Awarded

J. Joseph Burgess	69,629
David A. Martin	26,923
David F. Morris	30,172
Holly S. Sharp	5,570

Mr. Young was awarded 3,759 shares of restricted stock in connection with his appointment as Vice President and Treasurer on April 13, 2009.

The performance period applicable to such awards was from January 1, 2009 through December 31, 2009, and the applicable net income target was $30,259,000, subject to adjustment in accordance with our Management Annual Incentive Plan. [Additional disclosure about the removal of the performance restriction or forfeiture of awards, as the case may be, to be included upon completion of our 2009 financial results.]

Cash-Based Incentives. Long-term cash-based incentives are provided to certain of our executive officers under our 2006 Executive Performance Plan based on the level of achievement of financial and other pre-established performance criteria over a three-year performance period. The Committee determines the participants in the 2006 Executive Performance Plan based on an executive’s level of responsibility and duties. For these executive officers, the Committee establishes a three-year performance period and determines certain performance targets for threshold, target and maximum incentive cash payments. For each three-year period, the target cash incentive award is determined based on the future value of 15% of the total dollar value of the long-term incentive compensation established for each participating executive officer. For 2009, a factor of approximately 1.38 was used to determine the future value of the target award. One hundred percent of the target cash award for each executive officer is paid when we meet 100% of our three-year performance target. A threshold payment equal to one-half of the target cash award for each executive officer is paid when we meet at least 75% of our three-year performance target, and a maximum award of two times the target award is paid when we are at least 25% over our three-year performance target. The payment of a long-term cash incentive award may be reduced by the Compensation Committee in its sole discretion, and the granting of such awards is subject to the discretion of the Compensation Committee.

The Committee believes these awards focus the interests of our key executives on one or more of the key measures of our financial success as determined by the Compensation Committee over the longer term than the annual cash incentive payments. Those key measures may include stock price, sales, return on equity, book value, expense management, earnings per share, free cash flow, net income, individual performance and business unit performance, as set forth in our 2006 Executive Performance Plan.

For the three-year performance period beginning in 2009 and ending in 2011, our Compensation Committee designated Messrs. Burgess, Martin and Morris and Ms. Sharp as participants. The Committee established a three-year net income performance target for this period of $116,889,000, which would result in total stockholders’ equity at December 31, 2011 of $485,070,000, subject to certain adjustments, including (i) any cash or other property dividend or distribution (including any spin-off), effective as of the time of such event and equal in amount to the fair market value of such dividend or distribution, (ii) any stock issuances by us, including the exercise of employee and director stock options, (iii) any acquisition or disposition of any business by us, whether as a stock acquisition or asset transaction, and (iv) the inclusion or exclusion of other items set forth in our Management Annual Incentive Plan or as otherwise determined by the Committee, in its sole discretion, to be extraordinary and/or non-recurring.

The Committee set a target cash incentive payout of $225,000 for Mr. Burgess, $120,000 for Mr. Martin, $134,483 for Mr. Morris and $24,828 for Ms. Sharp for this period. Mr. Young was not designated as a participant in the 2006 Executive Performance Plan for the 2009 – 2011 period.

For the three-year performance period that ended in 2009, the performance target was our achievement of a total return on equity of 9.54%, 14.0% and 15.6% in the years ended December 31, 2007, 2008 and 2009, respectively, which would result in total stockholders’ equity at December 31, 2009 of at least $489,355,608, which target was subject to adjustment for certain extraordinary and/or nonrecurring items. Actual total stockholders’ equity at December 31, 2009 was $[                    ]. For the 2007 – 2009 performance period, only Messrs. Martin and Morris were designated as participants. [Additional disclosure about the Company’s 2009 results measured against the performance target and the Committee’s determination regarding awards to Messrs. Martin and Morris to be included following the completion of our 2009 financial results.]

Section 162(m) Performance-Based Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits federal income tax deductions for compensation to $1 million per year for our Chief Executive Officer and our four other most highly compensated officers, but it contains an exception for performance-based compensation that satisfies certain conditions. Our 2006 Executive Performance Plan is intended to allow us to pay performance-based compensation as defined in Section 162(m). Under our 2006 Executive Performance Plan, our Compensation Committee designates participants in various incentive programs for each fiscal year or other period set by the Committee. Each incentive program can have its own specific performance goals or targets and performance period. Our Compensation Committee establishes objective performance goals based upon one or more key financial measures as discussed above. Performance goals may be determined based on any of the key measures, individually or in combination, adjusted in the manner our Compensation Committee determines in its sole discretion.

The payment of any incentive program award under our 2006 Executive Performance Plan may be reduced by our Compensation Committee in its sole discretion, and the granting of awards is subject to the discretion of our Compensation Committee. In addition, our Board may modify or terminate this plan at any time in its discretion.

Policy on Recoupment of Incentive Compensation

On October 24, 2007, our Board of Directors adopted our Policy on Recoupment of Incentive Compensation. This policy provides that if during any fiscal year there occurs a material misstatement or omission of financial information in our financial statements, our Board of Directors or our Compensation Committee may, in its discretion, recoup or cancel all or part of the incentive compensation provided to any executive officer or key employee. For the purposes of the policy, incentive compensation includes any bonus, incentive payment, equity award or other compensation, including the amount of any annual salary increase or any gains realized on the exercise of stock options or sale of shares of our common stock. In addition to the recoupment of incentive compensation, our Board or Compensation Committee may take such other actions as it deems necessary or appropriate to address the events that gave rise to the material misstatement or omission and to prevent its recurrence. Such actions may include, to the extent permitted by applicable law:

•	adjusting the future compensation of the executive officer or key employee,

•	terminating the employment of the executive officer or key employee, and

•	pursuing other legal remedies against the executive officer or key employee.

Each executive officer or key employee who receives incentive compensation pursuant to any of our incentive compensation plans is required to acknowledge in writing his or her agreement with the policy and understanding that any incentive compensation made to him or her is conditioned upon and subject to the policy.

Stock Ownership Policy with Respect to Named Officers

We have a policy with respect to the required stock ownership levels of certain highly-compensated key employees, including our Named Officers. This policy, originally adopted by our Board of Directors on July 25, 2006 and amended and restated on January 23, 2008, was recently amended and restated by our Board to ensure that the required stock ownership of these employees is commensurate with his or her duties and responsibilities, as measured on an annual basis. Under the policy, each of our Named Officers is required to beneficially own, by no later than the third anniversary of the date he or she became subject to the policy (and to retain thereafter, until he or she is no longer subject to the policy), a minimum number of shares of our common stock that is equal in value to a multiple of his or her annual base salary. The minimum share ownership amount is recalculated annually as of January 1 based on the Named Officer’s current annual base salary as of December 31 of the immediately preceding year.

The minimum number of shares is determined by dividing the base salary multiple by the average of the closing price of our common stock for the ten trading days prior to the applicable valuation date. The multiplier used in calculating the base salary multiple is assigned to each Named Officer based on his or her responsibilities and duties and ranges from one to three times the Named Officer’s annual base salary. As of January 1, 2010, the required share ownership of each of our Named Officers was as follows:

Named Officer	Date Subject to Policy	Salary at December 31, 2009	Salary Multiplier	10-Day Average Closing Price	Required Share Ownership as of January 1, 2010

J. Joseph Burgess	April 14, 2008	$520,000	3x	$22.68	68,783
David A. Martin	August 13, 2007	286,000	2x	22.68	25,220
David F. Morris	July 25, 2006	338,000	2x	22.68	29,805
Holly S. Sharp	January 14, 2009	210,000	1x	22.68	9,259
Kenneth L. Young	April 13, 2009	210,000	1x	22.68	9,259

[To date, each of the Named Officers have fulfilled the stock ownership requirements of this policy.]

Other Benefits

Standard Benefit Package. We provide standard Company-sponsored benefit plans to all of our employees, including the Named Officers. Such benefits include Company-sponsored insurance, retirement (defined contribution), severance benefits, 401(k) matching contributions, short-term disability insurance in the amount of 100% of each employee’s base salary at the time of disability for disabilities lasting for up to 90 days and long-term disability insurance in the amount of 60% of each employee’s base salary at the time of disability for disabilities lasting longer than 90 days from the time of the disability until the earlier of age 65 or the date the employee is no longer disabled. The long-term disability benefits are capped at $12,500 per month. We also provide life insurance benefits in the amount of two times the employee’s salary, up to $500,000, for all of our employees (except our Chief Executive Officer who has $1.0 million in life insurance benefits). In addition, in order to provide a competitively attractive package to secure and retain executive officers, we supplement the standard benefit packages offered to all employees with appropriate executive benefits, as listed below. The executive officers’ benefits packages are designed to assist the executive officers in providing for their own financial security in a manner that recognizes individual needs and preferences.

Supplemental Benefits for Certain Executives.

Deferred Compensation Plan. Executive officers may choose to defer up to specified maximum amounts of compensation by contributing those amounts to our nonqualified deferred compensation plan for key employees. This plan allows for base salary deferral of up to 15% of base salary, and bonus deferral of up to 50% of bonus amounts. Under the plan, we will match contributions equal to the first 3% of compensation at a 100% rate, and contributions equal to the next 2% of compensation at a 50% rate, when aggregated with any matching contributions made under our 401(k) Profit Sharing Plan (Company-matching contributions were limited to a maximum aggregate of $9,800 per employee for 2009). Contributions in the nonqualified deferred compensation plan are adjusted to match the performance of participant-selected indices, which mirror fund choices available under our 401(k) Profit Sharing Plan.

Account balances will accrue for each participant based on the amount of the participant’s deferrals into the account and the investment performance of his or her selected indices. Participants are at all times 100% vested in their deferrals, Company-matching contributions and investment earnings. Participants generally will be paid their account balances after termination of their employment with our Company or on such other distribution date as they may elect. For a key employee participant, however, no payments may be made from his or her account balance until the date that is six months following the date of termination of such key employee’s employment.

During 2009, Messrs. Martin and Morris deferred $8,580 and $67,370 of their compensation, respectively, under our nonqualified deferred compensation plan. The amount for Mr. Martin does not include $1,220 in Company-matching contributions that we contributed to his account under the plan during 2009. No Company-matching contributions were made under the plan to Mr. Morris’ account during 2009.

Other Benefits. We provide to each of our executive officers a cellular phone with e-mail capabilities. In addition, in 2009 we provided to Mr. Burgess $30,809 in relocation expenses, a one-time payment of $50,000 for a club initiation fee and $4,500 for monthly club fees, and to Ms. Sharp, $9,300 for car allowance.

COMPENSATION COMMITTEE REPORT

The responsibilities of the Compensation Committee are provided in its charter, which has been approved by our Board of Directors.

In fulfilling its oversight responsibilities with respect to the Compensation Discussion and Analysis included in this Report, the Compensation Committee, among other things, has:

•	reviewed and discussed the Compensation Discussion and Analysis with management, and

•	in reliance on such review and discussions, approved the inclusion of such Compensation Discussion and Analysis in this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE

Juanita H. Hinshaw, Chair          Stephanie A. Cuskley

John P. Dubinsky

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

*        *        *

COMPENSATION IN LAST FISCAL YEAR

Summary Compensation Table

The following table sets forth information concerning compensation earned for the fiscal years ended December 31, 2009, 2008 and 2007, if applicable, for all persons who served as our principal executive officer or principal financial officer during 2009 and the three other most highly compensated executive officers of our Company (collectively, the “Named Officers”):

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)			All Other Compensation ($)(5)	Total ($)

J. Joseph Burgess (6) Chief Executive Officer and President	2009 2008	$520,000 358,013	$894,036 2,267,996	(7)	$750,002 650,000		$	[______ 500,000	]	$98,121 46,139	$	[______ 3,822,148	]
David A. Martin Vice President and Chief Financial Officer	2009 2008 2007	$286,000 275,000 267,025	$345,691 300,632 169,922		$290,002 305,361 414,560	(8) (9)	$	[______ 218,791 —	]	$9,954 10,160 18,695	$	[______ 1,109,944 870,202	]
David F. Morris Senior Vice President, General Counsel and Chief Administrative Officer	2009 2008 2007	$338,000 325,000 306,597	$387,408 330,696 180,972		$325,002 335,900 488,789	(8) (9)	$	[______ 269,481 —	]	$11,174 10,160 20,691	$	[______ 1,271,237 997,049	]
Holly S. Sharp Vice President – Human Resources and Environmental, Health and Safety (10)	2009 2008 2007	$210,000 180,000 138,243	$71,519 60,129 —		$59,997 — 15,972		$	[______ 102,500 22,950	]	$18,154 18,009 13,776	$	[______ 360,638 190,941	]
Kenneth L. Young (11) Vice President and Treasurer	2009	$149,040	$59,580		—		$	[______	]	$5,066	$	[______	]

(1)	Includes amounts earned but deferred at the election of the executive officer under our nonqualified deferred compensation plan.
(2)	Represents the aggregate grant date fair value of the award. Awards of restricted stock in 2008 and 2009 contained a one-year performance target restriction and a three-year service restriction. The awards are subject to forfeiture if the performance target is not met or if the Named Officer’s employment terminates prior to the end of the three-year service period. The performance target in connection with the 2008 awards was met, and the performance restriction was removed for those awards. Awards of restricted stock units in 2007 did not contain a performance restriction but contained a three-year service restriction. For a discussion regarding the valuation of our stock awards for financial statement reporting purposes, please refer to Note 7, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on [ , 2010].
(3)	Represents the aggregate grant date fair value of the award. For a discussion regarding the valuation of our option awards for financial statement reporting purposes, please refer to Note 7, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on [ , 2010].
(4)	Represents bonuses awarded under our Management Annual Incentive Plan. The 2008 amounts include additional one-time bonus payments of $125,000 to Mr. Burgess, $50,000 to Mr. Martin, $50,000 to Mr. Morris and $25,000 to Ms. Sharp in connection with certain extraordinary events and transaction activities. With respect to Mr. Morris, 2008 also includes a $20,000 cash payment under our 2006 Executive Performance Plan in connection with his long-term incentive cash award for the performance period of January 1, 2006 through December 31, 2008.
(5)	Represents the following amounts paid or accrued in 2009: Mr. Burgess, $9,800 in employer-matching contributions under our 401(k) Profit Sharing Plan, $3,012 in term life insurance premiums, $30,809 in relocation expenses and $54,500 in club fees; Mr. Martin, $8,580 in employer-matching contributions under our 401(k) Profit Sharing Plan and nonqualified deferred compensation plan and $1,374 in term life insurance premiums; Mr. Morris, $9,800 in employer-matching contributions under our 401(k) Profit Sharing Plan and $1,374 in term life insurance premiums; Ms. Sharp, $7,700 in employee-matching contributions under our 401(k) Profit Sharing Plan, $1,154 in term life insurance premiums and $9,300 in car allowance; and Mr. Young, $4,200 in employer-matching contributions under our 401(k) Profit Sharing Plan and $866 in term life insurance premiums.
(6)	Mr. Burgess joined our Company on April 14, 2008.

(7)	Includes a one-time award of restricted stock having an aggregate grant date fair value of $1,500,000 in connection with his appointment as our President and Chief Executive Officer on April 14, 2008. Such award will vest on April 14, 2013, provided that Mr. Burgess’ employment continues through such date.
(8)	Includes 10,565 stock options surrendered by Mr. Martin and 11,622 stock options surrendered by Mr. Morris in 2008, having aggregate grant date fair values of $55,361 and $60,899, respectively.
(9)	The stock options awarded to Messrs. Martin and Morris in 2007 were cancelled as of December 31, 2007, in light of the Company’s 2007 operating results.
(10)	Ms. Sharp was promoted to Vice President – Human Resources and Environmental, Health and Safety on June 11, 2008.
(11)	Mr. Young joined our Company on April 13, 2009.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards earned for the fiscal year ended December 31, 2009 for the Named Officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)	Units (#)	Options (#)	Awards ($/Sh)	Awards ($)(3)

J. Joseph Burgess	3/2/2009	—	—	—	—	69,629	—	—	—	—	$894,036
	3/2/2009	—	—	—	—	—	—	—	127,119	$12.84	750,002
	2/25/2009	$155,173	$310,345	$620,690
David A. Martin	3/2/2009	—	—	—	—	26,923	—	—	—	—	345,691
	3/2/2009	—	—	—	—	—	—	—	49,153	12.84	290,002
	2/25/2009	60,000	120,000	240,000
David F. Morris	3/2/2009	—	—	—	—	30,172	—	—	—	—	387,408
	3/2/2009	—	—	—	—	—	—	—	55,085	12.84	325,002
	2/25/2009	67,241	134,483	268,966
Holly S. Sharp	3/2/2009	—	—	—	—	5,570	—	—	—	—	71,519
	3/2/2009	—	—	—	—	—	—	—	10,169	12.84	59,997
	2/25/2009	12,414	24,828	49,655
Kenneth L. Young	4/13/2009	—	—	—	—	3,759	—	—	—	—	59,580

(1)	Represents estimated future payouts under our Long-Term Incentive Plan for the 2009 – 2011 performance period. The target amount is earned if performance targets are achieved. Any awards earned under our Long-Term Incentive Plan for the 2009 – 2011performance period would be paid in 2012.
(2)	Represents the number of shares of restricted stock awarded in 2009. These shares of restricted stock, other than the 3,759 shares of restricted stock awarded to Mr. Young on April 13, 2009, will fully vest on March 2, 2012, provided that employment continues through such date. The shares of restricted stock awarded to Mr. Young will fully vest on April 13, 2012, provided that his employment continues through such date.
(3)	Represents the grant date fair value of (i) $12.84 per share for the restricted stock awards and $5.90 per share for the stock option grants to the Named Officers (other than Mr. Young) on March 2, 2009; and (ii) $15.85 per share for the restricted stock award to Mr. Young on April 13, 2009. Please refer to Note 7, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, filed on [ , 2010], for a discussion regarding the valuation of our stock and option awards.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards, as of the fiscal year ended December 31, 2009, held by the Named Officers:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)

J. Joseph Burgess	39,465	78,932	—	$14.55		4/14/15	—	—	—	—
	—	127,119	—	12.84		3/2/16	—	—	—	—
	—	—	—	—		—	225,505	$5,123,474	—	—
David A. Martin	2,750	—	—	29.06		3/19/11	—	—	—	—
	4,353	—	—	23.92		2/25/12	—	—	—	—
	2,750	—	—	12.50		3/7/10	—	—	—	—
	3,750	—	—	16.26	(3)	5/25/11	—	—	—	—
	1,250	—	—	15.50		5/25/11	—	—	—	—
	4,500	—	—	14.65		5/5/12	—	—	—	—
	4,000	—	—	19.41		1/5/13	—	—	—	—
	39,828	13,278	—	15.77		1/11/14	—	—	—	—
	19,424	28,286	—	12.97		1/29/15	—	—	—	—
	—	49,153	—	12.84		3/2/16	—	—	—	—
	—	—	—	—		—	59,942	1,361,822	—	—
David F. Morris	13,500	—	—	14.65		5/5/12	—	—	—	—
	20,100	—	—	19.41		1/5/13	—	—	—	—
	10,839	3,612	—	15.77		1/11/14	—	—	—	—
	21,367	31,114	—	12.97		1/29/15	—	—	—	—
	—	55,085	—	12.84		3/2/16	—	—	—	—
	—	—	—	—		—	63,760	1,448,627	—	—
Holly S. Sharp	1,800	—	—	19.41		1/5/13	—	—	—	—
	1,092	364	—	25.60		1/11/14	—	—	—	—
	—	10,169	—	12.84		3/2/16	—	—	—	—
	—	—	—	—		—	10,206	231,880	—	—
Kenneth L. Young	—	—	—	—		—	3,759	85,404	—	—

(1)	Represents the number of shares of restricted stock or restricted stock units awarded as follows: Mr. Burgess, 69,629 shares of restricted stock on March 2, 2009 and 103,092 and 52,784 shares of restricted stock on April 14, 2008; Mr. Martin, 26,923 shares of restricted stock on March 2, 2009, 23,179 shares of restricted stock on January 29, 2008, 8,340 restricted stock units on August 23, 2007 and 1,500 restricted stock units on January 11, 2007; Mr. Morris, 30,172 shares of restricted stock on March 2, 2009, 25,497 shares of restricted stock on January 29, 2008, 2,661 restricted stock units on August 23, 2007, and 5,430 restricted stock units on January 11, 2007; Ms. Sharp, 5,570 shares of restricted stock on March 2, 2009 and 4,636 shares of restricted stock on January 29, 2008; and Mr. Young 3,759 shares of restricted stock on April 13, 2009. The awards of restricted stock or restricted stock units fully vest on the third anniversary of the date of award, except that the awards of restricted stock units to Mr. Morris and Mr. Martin on August 23, 2007 fully vested on January 11, 2010; provided, however, that in each case employment continues through such date.
(2)	Represents the value of shares of restricted stock and restricted stock units calculated on the basis of the closing price of our common stock on The Nasdaq Global Select Market on December 31, 2009 ($22.72 per share).
(3)	Effective December 29, 2006, the exercise price with respect to 3,750 options granted to Mr. Martin on May 25, 2004 was increased from $15.50 to $16.26 in order to avoid a 20% excise tax at exercise of the options under Section 409A of the Internal Revenue Code of 1986, as amended.

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised by the Named Officers and the vesting of stock awards previously granted to the Named Officers during the fiscal year ended December 31, 2009:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

J. Joseph Burgess	—	—	—	—
David A. Martin	—	—	—	—
David F. Morris	—	—	3,600	$71,712
Holly S. Sharp	—	—	—	—
Kenneth L. Young	—	—	—	—

Nonqualified Deferred Compensation

The following table sets forth information concerning contributions, earnings and balances under our nonqualified deferred contribution plan for the Named Officers:

Name	Executive Contribution in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Losses) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

David A. Martin	$8,580	$1,220	$8,987	—	$38,011
David F. Morris	67,370	—	47,105	—	133,080

(1)	Named Officer and registrant contributions also are reported in the “Salary” and “Other Compensation” columns, respectively, of the Summary Compensation Table.
(2)	Amounts credited do not constitute above-market earnings.

Executive officers may choose to defer up to specified maximum amounts of compensation by contributing those amounts to our nonqualified deferred compensation plan for key employees. This plan allows for base salary deferral of up to 15% of base salary, and bonus deferral of up to 50% of bonus amounts. Under the plan, we will match contributions equal to the first 3% of compensation at a 100% rate, and contributions equal to the next 2% of compensation at a 50% rate, when aggregated with any matching contributions made under our 401(k) Profit Sharing Plan (Company-matching contributions were limited to a maximum aggregate of $9,800 per employee for 2009). Contributions in the nonqualified deferred compensation plan are adjusted to match the performance of participant-selected indices, which mirror fund choices available under our 401(k) Profit Sharing Plan.

Account balances will accrue for each participant based on the amount of the participant’s deferrals into the account and the investment performance of his or her selected indices. Participants are at all times 100% vested in their deferrals, Company-matching contributions and investment earnings. Participants generally will be paid their account balances after termination of their employment with our Company or on such other distribution date as they may elect. For a key employee participant, however, no payments may be made from his or her account balance until the date that is six months following the date of termination of such key employee’s employment.

During 2009, Messrs. Martin and Morris deferred $8,580 and $67,370 of their compensation, respectively, under our nonqualified deferred compensation plan. The amount for Mr. Martin does not include $1,220 in Company-matching contributions that we contributed to his account under the plan during 2009. No Company-matching contributions were made under the plan to Mr. Morris’ account during 2009.

Change of Control, Severance and Termination

Effective March 1, 2008, we adopted a Severance Policy that would provide for severance payments to Named Officers at the rate of twelve weeks of base salary, plus two additional weeks of base salary for each full year of continuous service time with our Company; provided, however, that the Named Officers would not receive less than twelve nor more than 42 weeks of base salary. This Severance Policy would apply where a Named Officer in good standing with our Company is involuntarily terminated without cause, the Named Officer completed a minimum of six months continuous service time and the termination was not due to a violation of our Code of Conduct.

The award agreements in connection with our stock option, restricted stock and restricted stock unit awards granted to our key employees provide that upon a change in control of our Company, all outstanding unvested equity awards will immediately vest.

If such a change in control event would have occurred as of December 31, 2009, the amount of compensation that would have been recognized by our Company for unvested awards of our Named Officers as of such date would have been:

Named Officer	Amount Recognized for Stock Option Awards ($)	Amount Recognized for Restricted Stock or Restricted Stock Unit Awards ($)

J. Joseph Burgess	$404,754	$803,817
David A. Martin	249,038	252,633
David F. Morris	200,014	278,188
Holly S. Sharp	19,203	39,862
Kenneth L. Young	—	14,243

TOTAL	$873,009	$1,388,743

The employment letter between our Company and J. Joseph Burgess dated April 4, 2008 provides for certain severance benefits in connection with certain termination events. If during the first 24 months of his employment Mr. Burgess (i) is terminated by us for reasons other than “Cause” (as defined in the employment letter), or (ii) following a “Change in Control” (as defined in the employment letter), terminates his employment with us for “Good Reason” (as defined in the employment letter), he shall receive a severance payment equal to 24 months of his current base salary and 24 months of the monthly cost of medical and dental insurance that was provided by us at such time. Any such severance payments owed after the first 12 months of employment but prior to the end of the initial 24 month period shall be reduced by any amount that Mr. Burgess receives as compensation from a successor employer. If Mr. Burgess’ employment is terminated by us for reasons other than “Cause” after the initial 24-month period, the severance payment would be reduced to 12 months of his current base salary and 12 months of the monthly cost of medical and dental insurance that was provided by us at such time. A severance payment would be made in either 24 or 12 equal monthly installments, depending on the period in which the termination occurs.

Any severance payments made pursuant to Mr. Burgess’ employment letter are conditioned upon certain representations, warranties, covenants and agreements to be made by Mr. Burgess, including, but not limited to, a release of all claims and covenants of confidentiality, non-solicitation and non-competition.

The following table illustrates the potential cash payments to be received by Mr. Burgess pursuant to his employment letter under the above-referenced termination events:

	Involuntary Termination without Cause		Voluntary Termination for Good Reason Following Change in Control
Type of Payment	First 24 Months(1)	After 24 Months	First 24 Months(1)	After 24 Months

Base Salary(2)	$1,040,000	$520,000	$1,040,000	n/a
Medical Insurance Cost(3)	13,015	6,508	13,015	n/a
Dental Insurance Cost(4)	1,338	669	1,338	n/a

TOTAL	$1,054,353	$527,177	$1,054,353	n/a

(1)	Does not include any amount by which the severance payment would be reduced for compensation received from a successor employer, for any severance payment owed due to a termination event occurring after the first 12 months of employment and prior to the end of the initial 24-month period.
(2)	Assumes Mr. Burgess’ base salary on December 31, 2009 of $520,000.
(3)	Based on a current monthly medical insurance cost to us of $542.31 as of December 31, 2009.
(4)	Based on a current monthly dental insurance cost to us of $55.77 as of December 31, 2009.

Certain of our Named Officers have received long-term performance cash awards under our 2006 Executive Performance Plan. The award agreements in connection with these awards for the 2008 – 2010 and 2009 – 2011 performance periods provide for the payment of a pro rata portion of such awards under certain circumstances where the Named Officer is terminated following a change in control of our Company. The following table illustrates the potential cash payments that would be received by such Named Officers, assuming a change in control of our Company and the subsequent qualifying termination of such Named Officers as of January 1, 2010:

Named Officer (1)	2008 – 2010 Performance Period (2)		2009 – 2011 Performance Period (3)

J. Joseph Burgess	$180,555		$103,448
David A. Martin	69,445		40,000
David F. Morris	76,389		44,828
Holly S. Sharp	—	(4)	8,276

(1)	Mr. Young is not a participant under our 2006 Executive Performance Plan
(2)	The amount owed as of January 1, 2010 would be equal to two-thirds of the target long-term performance cash award for the 2008 – 2010 performance period.
(3)	The amount owed as of January 1, 2010 would be equal to one-third of the target long-term performance cash award for the 2009 – 2011 performance period.
(4)	Ms. Sharp was not a participant for the 2008 – 2010 performance period.

INFORMATION CONCERNING CERTAIN STOCKHOLDERS

The table below sets forth certain information as of March 1, 2010 with respect to the number of shares of our common stock owned by:

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation”,

•	each of our directors and director nominees,

•	each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, and

•	all of our directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	3,223,650	(2)	[___	]%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	2,989,585	(3)	[___	]
Security Investors, LLC One Security Benefit Place Topeka, Kansas 66636	2,011,414	(4)	[___	]
J. Joseph Burgess	346,809	(5)	—	(6)
Stephen P. Cortinovis	66,405	(7)	—	(6)
Stephanie A. Cuskley	27,139	(8)	—	(6)
John P. Dubinsky	51,057	(9)	—	(6)
Charles R. Gordon	5,546	(10)	—	(6)
Juanita H. Hinshaw	50,405	(11)	—	(6)
David A. Martin	187,946	(12)	—	(6)
David F. Morris	182,696	(13)	—	(6)
Holly S. Sharp	17,851	(14)	—	(6)
M. Richard Smith	3,575	(15)	—	(6)
Alfred L. Woods	107,835	(16)	—	(6)
Kenneth L. Young	3,759	(17)	—	(6)
Directors and executive officers as a group (12 persons)	1,050,933	(18)	[____	]%

(1)	Except as otherwise indicated, as of March 1, 2010, all shares are owned with sole voting and investment power. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. For the listed officers and directors, the number of shares beneficially owned includes shares of common stock that the individual had the right to acquire on or within 60 days after March 1, 2010, including through the exercise of stock options and in connection with deferred stock units. References to stock options in the footnotes to this table include only those options that are or will become exercisable within 60 days after March 1, 2010. A director would only receive shares of common stock in connection with deferred stock units within 60 days after March 1, 2010 if the director’s service on the board terminated during that time period or pursuant to a pre-determined distribution election. Also included are shares of restricted stock, over which the individual has voting power, but no investment power.
(2)	The information provided herein is based on a Schedule 13G filed jointly by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. with the Securities and Exchange Commission on February 12, 2010. T. Rowe Price Associates, Inc. has sole voting power with respect to 1,030,400 shares of our common stock and sole dispositive power with respect to 3,223,650 shares of our common stock. These securities are owned by various individual and institutional investors, including the fund (which owns 1,635,000 shares, representing [ ]% of the shares outstanding, over which the fund has sole voting power), which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of these securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of these securities.

(3)	The information provided herein is based on a Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on January 29, 2010. The information in the Schedule 13G indicates that BlackRock, Inc. is the beneficial owner of 2,989,585 shares and has sole voting power and sole dispositive power with respect to all 2,989,585 of these shares.
(4)	The information provided herein is based on a Schedule 13G filed by Security Investors, LLC with the Securities and Exchange Commission on February 12, 2010. The information in the Schedule 13G indicates that Security Investors, LLC is the beneficial owner of 2,011,414 shares and has sole voting power and sole dispositive power with respect to all 2,011,414 of these shares.
(5)	Represents options to purchase 121,304 shares of stock and 225,505 shares of restricted stock.
(6)	Less than one percent.
(7)	Represents 18,000 shares of common stock, options to purchase 22,500 shares of stock and 25,905 deferred stock units.
(8)	Represents 11,159 shares of common stock and 15,980 deferred stock units.
(9)	Represents 13,752 shares of common stock, options to purchase 15,000 shares of stock and 22,305 deferred stock units.
(10)	Represents 5,456 deferred stock units.
(11)	Represents 2,000 shares of common stock, options to purchase 22,500 shares of stock and 25,905 deferred stock units.
(12)	Represents 11,435 shares of common stock, options to purchase 126,409 shares of stock and 50,102 shares of restricted stock.
(13)	Represents 23,691 shares of common stock, options to purchase 103,336 shares of stock and 55,669 shares of restricted stock.
(14)	Represents 1,000 shares of common stock, options to purchase 6,645 shares of stock and 10,206 shares of restricted stock.
(15)	Represents 3,575 deferred stock units.
(16)	Represents 37,087 shares of common stock, options to purchase 22,500 shares of stock and 48,248 deferred stock units.
(17)	Represents 3,759 shares of restricted stock.
(18)	Includes options to purchase 440,194 shares of stock, 345,241 shares of restricted stock and 147,374 deferred stock units.

RELATED-PARTY TRANSACTIONS

Pursuant to its charter, our Audit Committee is responsible for reviewing and approving all transactions of our Company in which a related person has a direct or indirect material interest and the amount involved exceeds $120,000. It is our policy that executive management notify the Audit Committee of any transaction that may be deemed a related-party transaction. Upon such a notification, the Audit Committee will meet to review the terms of such a transaction and make any necessary determinations.

We maintain various policies and procedures relating to the review, approval or ratification of transactions in which we, or any of our directors, officers or employees, may have a direct or indirect material interest. Our Code of Conduct, which may be found on our website at www.insituform.com under Investors/Corporate Governance, prohibits our directors, officers and employees from engaging in specified activities without prior approval of management or our Board or Audit Committee, as appropriate. Activities that may constitute a conflict of interest with our Company and require prior approval include: (i) investing in or being an officer or employee of one of our customers, suppliers, subcontractors or competitors; (ii) having a business interest in a company competing with or doing business with our Company; (iii) receiving any benefit, either direct or indirect, from the investment in or association with a company that our Company may have otherwise received; and (iv) engaging in a transaction with our Company personally or through an affiliate.

Additionally, we require each of our directors and officers to complete a comprehensive questionnaire each year that, among other things, identifies any transactions or potential transactions with us in which the director or officer, or a family member or associated entity, has any interest, financial or otherwise. Our directors and officers are also required to update their information if there are changes throughout the year.

We believe that these policies and procedures ensure that all related-party transactions are appropriately reviewed and, if required, disclosed pursuant to the rules of the Securities and Exchange Commission.

For 2009, we had no related-party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely upon a review of copies of reports received by us pursuant to Section 16(a) of the Securities Exchange Act of 1934 and written representations that no other reports were required to be filed, we believe that during 2009 all filing requirements applicable to our directors and officers under Section 16(a) were satisfied, and all such reports were timely filed.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 with respect to the shares of common stock that may be issued under our existing equity compensation plans:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders (1)	1,847,384	$16.48	2,552,312
Equity compensation plans not approved by security holders (2)	274,273	14.55	—

Total	2,121,657	$16.43	2,552,312

(1)	The number of securities to be issued upon exercise of granted/awarded options, warrants and rights includes 1,049,243 stock options, 650,767 stock awards and 147,374 deferred and restricted stock units outstanding at December 31, 2009.
(2)	On April 14, 2008, the Company granted J. Joseph Burgess a non-qualified stock option to purchase 118,397 shares of the Company’s common stock, a performance-based award of 52,784 shares of restricted stock and a one-time award of 103,092 shares of restricted stock in connection with his appointment as the Company’s President and Chief Executive Officer. These awards were issued as “inducement grants” under the rules of the Nasdaq Global Select Market and, as such, were not issued pursuant to our 2006 Employee Equity Incentive Plan.

PROPOSAL 2: ADOPTION OF THE AMENDMENT TO THE COMPANY’S RESTATED

CERTIFICATE OF INCORPORATION

Our Board of Directors recently approved a proposal to amend the fourth article of the Company’s Restated Certificate of Incorporation, as amended (the “Restated Certificate”), to increase the total number of shares of stock authorized thereunder from 62,000,000 to 127,000,000 and to increase the number of shares of common stock authorized thereunder from 60,000,000 to 125,000,000, and has directed that the proposal be submitted to the vote of the stockholders at the Annual Meeting.

Description of the Amendment to the Restated Certificate of Incorporation

On March 1, 2010, the record date for the annual meeting, [                    ] shares of the Company’s common stock were issued and outstanding. As of that date, [                    ] shares of the Company’s common stock are reserved for issuance pursuant to the Company’s incentive compensation plans, leaving [                    ] shares available for issuance. The Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders to increase the number of authorized but unissued shares of its common stock. An increase in the number of authorized shares of common stock will be effected by a corresponding increase in the total number of authorized shares of stock.

The increase will provide a reserve of shares available for issuance upon authorization of the Board for any corporate purpose including, without limitation, stock dividends, stock splits, financing transactions, acquisitions and employee benefit plans, without the necessity of soliciting further stockholder approval, subject to additional stockholder vote requirements of applicable law and stock exchange rules. The Board of Directors believes that the availability of the additional shares for such purposes without delay or the necessity for a special stockholders’ meeting (except as may be required by applicable law or stock exchange rules) will be beneficial to the Company by providing it with the flexibility to consider and respond to future stock issuances that the Board believes to be in the best interests of the Company and its stockholders as the need arises.

The additional shares of common stock for which authorization is sought herein would have rights identical to the shares of common stock now authorized under the Restated Certificate. The amendment to increase the number of authorized shares will have no affect on the legal rights of the holders of the currently outstanding shares of common stock. Although the authorization of additional shares pursuant to the amendment will not, by itself, affect the rights of existing stockholders, the issuance of such shares from time to time in the future could dilute the rights of existing stockholders.

Adoption of the proposed amendment could render more difficult any attempted takeover of the Company that is opposed by the Company’s Board of Directors. The Board of Directors may issue, without further action or approval of the stockholders, additional shares of common stock to the public, thereby increasing the number of shares that would have to be acquired to effect a change in control of the Company. This proposal is not being submitted as a result of or in response to any known accumulation of stock or threatened takeover or attempt to obtain control of the Company by means of a business combination, tender offer, solicitation in opposition to management or otherwise by any person.

Under the Restated Certificate, the Company currently has 2,000,000 shares of authorized preferred stock ($0.10 par value), none of which are currently outstanding, The Company is not proposing any change to the authorized preferred stock or any other provision of the Restated Certificate.

The complete text of the fourth article of the Restated Certificate as proposed to be amended is set forth in Appendix A to this Proxy Statement.

Vote Required to Approve the Amendment to the Restated Certificate of Incorporation

The affirmative vote of a majority of our outstanding shares of common stock is required to approve the amendment to the Restated Certificate of Incorporation of the Company. If approved, the amendment will become effective upon filing of an appropriate amendment to the Company’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which we expect to accomplish promptly after the Annual Meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE

AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Our Board of Directors, upon the recommendation of the Audit Committee of the Board, has appointed PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2010. A resolution will be presented at the meeting to ratify the appointment of PricewaterhouseCoopers LLP.

PricewaterhouseCoopers LLP served as our independent auditors for the year ended December 31, 2009. Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting to respond to appropriate questions from our stockholders and to make statements if they so desire.

Independent Auditors’ Fees

Consistent with its charter adopted by our Board of Directors, the Audit Committee pre-approves all auditing services and all non-audit services (to the extent such non-audit services are permissible) to be provided by our independent auditors. Proposed audit and non-audit services are presented to our Audit Committee periodically for pre-approval, based on a budget that includes a description of, and a budgeted amount for, particular categories of audit services, non-audit services, tax services and other services. The Audit Committee’s approval is required to exceed the budgeted amount. In addition, as permitted by law, the Chair of our Audit Committee may pre-approve services or changes to estimated, approved fees. If the Audit Committee Chair pre-approves services on behalf of the Audit Committee, the services are presented to our Audit Committee for ratification at its next regularly scheduled meeting.

In our two most recent fiscal years, we paid the following amounts to our independent auditors:

	2009	2008

Audit Fees	$1,860,890	$1,051,390
Audit-Related Fees	270,000	1,045,000
Tax Fees	214,000	—
All Other Fees	—	—

Total (1)	$2,344,890	$2,096,390

Audit Fees. We paid an aggregate of $1,860,890 to PricewaterhouseCoopers LLP for (i) the 2009 fiscal year audit, (ii) the review of the financial statements included in our 2009 quarterly reports on Form 10-Q, (iii) statutory and subsidiary audits and (iv) services related to certain SEC filings and a common stock offering. In 2008, we paid an aggregate of $1,051,390 to PricewaterhouseCoopers LLP for these services.

Audit-Related Fees. In 2009, we paid PricewaterhouseCoopers LLP $270,000 for due diligence services and an information systems controls review. Specifically, substantially all of these fees were for due diligence services performed in connection with our acquisitions of The Bayou Companies, L.L.C. and Corrpro Companies, Inc. All of these services were pre-approved by our Audit Committee. In 2008, we paid an aggregate of $1,045,000 to PricewaterhouseCoopers LLP for audit-related services, specifically for due diligence services performed in connection with our acquisitions of Bayou and Corrpro.

Tax Fees. In 2009, we paid PricewaterhouseCoopers LLP $214,000 for tax preparation and consulting services. We did not engage PricewaterhouseCoopers LLP to provide these services in 2008.

All Other Fees. In 2009 and 2008, PricewaterhouseCoopers LLP did not perform any services for us other than those described above.

We intend to use our independent auditors to provide only audit, audit-related and tax services in the future.

Ratification of the Appointment of Independent Auditors

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2010 will require the affirmative vote of a majority of the votes entitled to vote on this proposal at the Annual Meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS

FOR THE YEAR ENDING DECEMBER 31, 2010.

OTHER MATTERS

The Board does not know of any other matters that may be brought before the annual meeting. However, if any other matters are properly presented for action, it is the intention of the persons named on the accompanying proxy card to vote the shares represented thereby in accordance with their judgment on such matters.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of this Proxy Statement or our 2009 Annual Report is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the Proxy Statement or 2009 Annual Report, as applicable, to any stockholder at your address. If you wish to receive a separate copy of the Proxy Statement or 2009 Annual Report, you may call us at (636) 530-8000 or send a written request to Insituform Technologies, Inc., 17988 Edison Avenue, Chesterfield, Missouri 63005, Attention: Secretary. Alternatively, stockholders sharing an address who now receive multiple copies of the Proxy Statement or Annual Report may request delivery of a single copy also by calling us at the number or writing to us at the address listed above.

STOCKHOLDER PROPOSALS

Our Amended and Restated By-Laws provide that, in order for a stockholder to nominate a candidate for director or to bring other business before a meeting of stockholders, the stockholder must have given timely notice thereof in writing to our Secretary at our principal executive office.

For the nomination of candidates for election as directors to be timely brought before a meeting by a stockholder, a stockholder’s notice shall be delivered (a) with respect to an election to be held at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (which for the 2011 Annual Meeting of Stockholders would be January 21, 2011 and December 22, 2010, respectively) and (b) with respect to an election to be held at a special meeting of stockholders (i) not earlier than the 120th day prior to such special meeting and (ii) not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees to be elected at such meeting.

In the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board made by us at least 60 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered not later than the close of business on the 10th day following the day on which such public announcement of the date of such meeting is first made.

For business other than nominations of candidates for and the election of directors to be timely brought before a meeting by a stockholder, a stockholder’s notice shall be delivered to or mailed to and received by our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (which for the 2011 Annual Meeting of Stockholders would be January 21, 2011 and December 22, 2010, respectively).

However, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, for a notice by the stockholder for these purposes to be timely, it must be so delivered (a) not earlier than the 120th day prior to such annual meeting and (b) not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement (as defined in our Amended and Restated By-Laws) of the date of such meeting is first made.

Any written notice of a stockholder proposal, including a proposal for the nomination of candidates for election as director, must include the information and representations required by our Amended and Restated By-Laws and, in the case of a notice of nomination of directors, all information relating to each person whom the stockholder proposes to nominate for election or reelection as a director, that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, as amended (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected).

The chairman of any meeting of stockholders for the election of directors or other business and the Board may refuse to acknowledge the nomination of any person or permit any business to be brought without compliance with the procedures set forth in our Amended and Restated By-Laws or if the stockholder solicits proxies in support of such stockholder’s nominee(s) or proposal for other business without such stockholder having made the representations required by our Amended and Restated By-Laws. If a stockholder does not appear or send a qualified representative (as defined in our Amended and Restated By-Laws) to present the nomination or proposal at such meeting, we need not present such nomination or proposal for a vote at such meeting, notwithstanding that proxies in respect of such nomination or proposal may have been received by us. The foregoing requirements are separate from and in addition to the requirements of the Securities and Exchange Commission that a stockholder must meet to have a proposal included in our Proxy Statement.

Under the proxy rules of the Securities and Exchange Commission, a stockholder wishing to include a stockholder proposal in our Proxy Statement must submit the proposal to us not later than 120 calendar days before the first release date of the prior year’s annual meeting Proxy Statement. For the 2011 Annual Meeting of Stockholders, this date would be November [19], 2010. This rule is independent of the procedures mandated in our Amended and Restated By-Laws with respect to the ability of a stockholder to present stockholder proposals at the Annual Meeting as stated above.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

Our Board has an informal process in place for our stockholders to communicate with directors. Any stockholder wishing to contact our Board or one of our directors can write to:

Board of Directors c/o Insituform Technologies, Inc. 17988 Edison Avenue Chesterfield, Missouri 63005

All correspondence received by us and addressed as indicated above will be reviewed by appropriate Insituform personnel and promptly forwarded to our Chairman of the Board and/or to the appropriate director. Communications that relate to our accounting, internal accounting controls or auditing matters will also be referred to the Chair of our Board’s Audit Committee.

Although our Board does not have an express policy regarding director attendance at the Annual Meeting of Stockholders, we anticipate that all directors will attend this year’s Annual Meeting. All directors attended the 2009 Annual Meeting of Stockholders.

David F. Morris Secretary

Chesterfield, Missouri

March [19], 2010

Appendix A

PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE INSITUFORM TECHNOLOGIES, INC.

RESTATED CERTIFICATE OF INCORPORATION

The Restated Certificate of Incorporation of the Corporation shall be amended by deleting Article FOURTH in its entirety and substituting therefor a new Article FOURTH in the following form:

“FOURTH: The corporation shall be authorized to issue one hundred twenty-seven million (127,000,000) shares consisting of one hundred twenty-five million (125,000,000) Class A common shares, par value one cent ($0.01) per share; and two million (2,000,000) Preferred shares, par value ten cents ($0.10) per share ) (“Preferred Stock”).”

A-1

INSITUFORM TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned having received the notice of the 2010 Annual Meeting of Stockholders of Insituform Technologies, Inc. (the “Company”) and the proxy statement, appoints J. Joseph Burgess and David F. Morris, and each of them acting individually, the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of the Company’s Class A common stock, $.01 par value, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment or adjournments thereof, and the undersigned directs that this proxy be voted as specified on the reverse side.

If no direction is made, the proxy will be voted: (a) “FOR” all of the Company’s director nominees in Proposal 1, (b) “FOR” Proposal 2 and (c) “FOR” Proposal 3. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that the proxies so present and voting, their substitutes or any of them, may lawfully do by virtue hereof.

YOUR VOTE IS VERY IMPORTANT – PLEASE VOTE TODAY.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

INSITUFORM TECHNOLOGIES, INC.

April 21, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES	COMPANY NUMBER
(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the
instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.	ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/proxyservices/viewmaterials.asp

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. To approve the amendment to the Insituform Technologies, Inc. Restated Certificate of Incorporation	☐	☐	☐
		NOMINEES:		3. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2010	☐	☐	☐
☐	FOR ALL NOMINEES	O J. Joseph Burgess O Stephen P. Cortinovis O Stephanie A. Cuskley O John P. Dubinsky O Charles R. Gordon O Juanita H. Hinshaw O M. Richard Smith O Alfred L. Woods
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			This proxy also may be voted, in the discretion of the proxies, on any matter that may properly come before the meeting or any adjournment or adjournments thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

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Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by author